As filed with the Securities and Exchange Commission on September 13, 2022
Securities Act of 1933 Registration No. 333-09341
Investment Company Act of 1940 Registration No. 811-07739

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM N-1A
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933	☒
Pre-Effective Amendment No.	☐
Post-Effective Amendment No. 72	☒
and/or
REGISTRATION STATEMENT UNDER THE INVESTMENT COMPANY ACT OF 1940
Amendment No. 74	☒
(Check appropriate box or boxes)

HARDING, LOEVNER FUNDS, INC.
(Exact Name of Registrant as Specified in Charter)

400 Crossing Boulevard, Fourth Floor
Bridgewater, New Jersey 08807
(Address of Principal Executive Offices)
1-877-435-8105
(Registrant’s Telephone Number, including Area Code)

Name and Address of Agent for Service:	Copies to:
Marcia Y. Lucas, Esq. The Northern Trust Company 333 South Wabash Ave Chicago, Illinois 60604	Stephen H. Bier, Esq. Dechert LLP 1095 Avenue of the Americas New York, New York 10036-6797

It is proposed that this filing will become effective immediately upon filing pursuant to Rule 462(d) under the Securities Act of 1933, as amended.

This Post-Effective Amendment No. 72 to the Registration Statement on Form N-1A (“Registration Statement”) (File Nos. 333-09341 and 811-07739) of Harding Loevner Funds, Inc. is being filed pursuant to Rule 462(d) under the Securities Act of 1933, as amended (the “Securities Act”), solely for the purpose of filing exhibits (d)(13) and (d)(30) to the Registration Statement. No changes have been made to Part A, B or Part C of the Registration Statement, other than Item 28 of Part C, as set forth below. Pursuant to Rule 462(d) under the Securities Act, this Post-Effective Amendment No. 72 shall become effective immediately upon filing with the Securities and Exchange Commission.
PART C:
OTHER INFORMATION
Item 28. Exhibits
(a)	(1)	Articles of Incorporation, dated July 31, 1996 (previously filed in Registrant’s Registration Statement on Form N-1A), are incorporated herein by reference.
(a)	(2)	Articles Supplementary, dated August 4, 2005 (previously filed in Post-Effective Amendment No. 16 to Registrant’s Registration Statement on Form N-1A), are incorporated herein by reference.
(a)	(3)	Articles Supplementary, dated March 19, 2007 (previously filed in Post-Effective Amendment No. 20 to Registrant’s Registration Statement on Form N-1A), are incorporated herein by reference.
(a)	(4)	Articles Supplementary, dated May 21, 2008 (previously filed in Post-Effective Amendment No. 23 to Registrant’s Registration Statement on Form N-1A), are incorporated herein by reference.
(a)	(5)	Articles Supplementary, dated September 8, 2009 (previously filed in Post-Effective Amendment No. 27 to Registrant’s Registration Statement on Form N-1A), are incorporated herein by reference.
(a)	(6)	Articles of Amendment, dated September 8, 2009 (previously filed in Post-Effective Amendment No. 27 to Registrant’s Registration Statement on Form N-1A), are incorporated herein by reference.
(a)	(7)	Articles Supplementary, dated October 11, 2011 (previously filed in Post-Effective Amendment No. 32 to Registrant’s Registration Statement on Form N-1A), are incorporated herein by reference.
(a)	(8)	Articles of Amendment, dated October 11, 2011 (previously filed in Post-Effective Amendment No. 32 to Registrant’s Registration Statement on Form N-1A), are incorporated herein by reference.
(a)	(9)	Articles Supplementary, dated February 26, 2014 (previously filed in Post-Effective Amendment No. 38 to Registrant’s Registration Statement on Form N-1A), are incorporated herein by reference.
(a)	(10)	Articles of Amendment, dated February 26, 2014 (previously filed in Post-Effective Amendment No. 38 to Registrant’s Registration Statement on Form N-1A), are incorporated herein by reference.
(a)	(11)	Articles Supplementary, dated March 10, 2014 (previously filed in Post-Effective Amendment No. 40 to Registrant’s Registration Statement on Form N-1A), are incorporated herein by reference.
(a)	(12)	Articles Supplementary, dated December 14, 2015 (previously filed in Post-Effective Amendment No. 43 to Registrant’s Registration Statement on Form N-1A), are incorporated herein by reference.
(a)	(13)	Articles Supplementary, dated November 16, 2016 (previously filed in Post-Effective Amendment No. 50 to Registrant’s Registration Statement on Form N-1A), are incorporated herein by reference.
(a)	(14)	Articles Supplementary, dated February 24, 2017 (previously filed in Post-Effective Amendment No. 53 to Registrant’s Registration Statement on Form N-1A), are incorporated herein by reference.
(a)	(15)	Articles of Amendment, dated February 24, 2017 (previously filed in Post-Effective Amendment No. 53 to Registrant’s Registration Statement on Form N-1A), are incorporated herein by reference.
(a)	(16)	Articles of Amendment, dated December 1, 2017 (previously filed in Post-Effective Amendment No. 55 to Registrant’s Registration Statement on Form N-1A), are incorporated herein by reference.
(a)	(17)	Articles of Amendment, dated February 25, 2019 (previously filed in Post-Effective Amendment No. 57 to Registrant’s Registration Statement on Form N-1A), are incorporated herein by reference.
(a)	(18)	Articles Supplementary, dated September 23, 2020 (previously filed in Post-Effective Amendment No. 63 to Registrant’s Registration Statement on Form N-1A), are incorporated herein by reference.
(a)	(19)	Form of Articles Supplementary, dated December 9, 2020 (previously filed in Post-Effective Amendment No. 63 to Registrant’s Registration Statement on Form N-1A), are incorporated herein by reference.

(a)	(20)	Articles Supplementary, dated September 21, 2021 (previously filed in Post-Effective Amendment No. 66 to Registrant’s Registration Statement on Form N-1A), are incorporated herein by reference.
(a)	(21)	Articles Supplementary, dated May 11, 2022 (previously filed in Post-Effective Amendment No. 70 to Registrant’s Registration Statement on Form N-1A), are incorporated herein by reference.
(a)	(22)	Articles Supplementary, dated July 11, 2022 (previously filed in Post-Effective Amendment No. 70 to Registrant’s Registration Statement on Form N-1A), are incorporated herein by reference.
(b)		By-laws, as amended March 8, 2013 (previously filed in Post-Effective Amendment No. 37 to Registrant’s Registration Statement on Form N-1A), are incorporated herein by reference.
(c)		Not applicable.
(d)	(1)
Investment Advisory Agreement, dated August 26, 2009, between the Registrant and Harding Loevner LP (previously filed in Post-Effective Amendment No. 27 to Registrant’s Registration Statement on Form N-1A), is incorporated herein by reference.

(d)	(2)
Amended Schedule B to Investment Advisory Agreement, effective November 1, 2015, between the Registrant and Harding
Loevner LP (previously filed in Post-Effective Amendment No. 44 to Registrant’s Registration Statement on Form N-1A), is
incorporated herein by reference.

(d)	(3)
Amended Schedule B to Investment Advisory Agreement, effective November 1, 2016, between the Registrant and Harding
Loevner LP (previously filed in Post-Effective Amendment No. 50 to Registrant’s Registration Statement on Form N-1A), is
incorporated herein by reference.

(d)	(4)
Amended Schedule B to Investment Advisory Agreement, effective March 1, 2017, between the Registrant and Harding
Loevner LP (previously filed in Post-Effective Amendment No. 53 to Registrant’s Registration Statement on Form N-1A),
are incorporated herein by reference.

(d)	(5)
Investment Advisory Agreement, dated December 17, 2015, between the Registrant, on behalf of the International Equity
Research Portfolio, and Harding Loevner LP (previously filed in Post-Effective Amendment No. 44 to Registrant’s
Registration Statement on Form N-1A), is incorporated herein by reference.

(d)	(6)
Amendment to the Investment Advisory Agreement, dated December 17, 2015, between the Registrant, on behalf of the
International Equity Research Portfolio, and Harding Loevner LP (previously filed in Post-Effective Amendment No. 58 to
Registrant’s Registration Statement on Form N-1A), is incorporated herein by reference.

(d)	(7)
Investment Advisory Agreement, dated December 19, 2016, between the Registrant, on behalf of the Global Equity
Research Portfolio and Emerging Markets Research Portfolio, and Harding Loevner LP (previously filed in Post-Effective
Amendment No. 50 to Registrant’s Registration Statement on Form N-1A), is incorporated herein by reference.

(d)	(8)
Amendment to the Investment Advisory Agreement, dated December 19, 2016, between the Registrant, on behalf of the
Global Equity Research Portfolio and Emerging Markets Research Portfolio, and Harding Loevner LP (previously filed in
Post-Effective Amendment No. 58 to Registrant’s Registration Statement on Form N-1A), is incorporated herein by reference.

(d)	(9)
Amended Schedule B to Investment Advisory Agreement, effective July 1, 2020, between the Registrant and Harding
Loevner LP, (previously filed in Post-Effective Amendment No. 63 to Registrant’s Registration Statement on Form N-1A), is
incorporated herein by reference.

(d)	(10)
Amended Schedule B to Investment Advisory Agreement, effective November 2, 2020, between the Registrant and Harding
Loevner LP, (previously filed in Post-Effective Amendment No. 63 to Registrant’s Registration Statement on Form N-1A), is
incorporated herein by reference.

(d)	(11)
Investment Advisory Agreement, dated December 16, 2020, between the Registrant, on behalf of the Chinese Equity
Portfolio, and Harding Loevner LP (previously filed in Post-Effective Amendment No. 63 to Registrant’s Registration
Statement on Form N-1A), is incorporated herein by reference.

(d)	(12)
Amended Schedule B to Investment Advisory Agreement, effective July 1, 2021, between the Registrant and Harding
Loevner LP (previously filed in Post-Effective Amendment No. 66 to Registrant’s Registration Statement on Form N-1A), is
incorporated herein by reference.

(d)	(13)	Investment Advisory Agreement, dated September 13, 2022, between the Registrant, on behalf of the Emerging Markets ex China Portfolio, and Harding Loevner LP, is filed herewith.
(d)	(14)	Investment Advisory Agreement, dated [ ], 2022, between the Registrant, on behalf of the International Developed Markets Equity Portfolio, and Harding Loevner LP, to be filed by amendment.

(d)	(15)
Advisory Fee Waiver and Expense Reimbursement Agreement, dated December 17, 2015, between the Registrant and
Harding Loevner LP (previously filed in Post-Effective Amendment No. 43 to Registrant’s Registration Statement on
Form N-1A), is incorporated herein by reference.

(d)	(16)
Advisory Fee Waiver and Expense Reimbursement Agreement, dated February 29, 2016, between the Registrant and
Harding Loevner LP (previously filed in Post-Effective Amendment No. 43 to Registrant’s Registration Statement on
Form N-1A), is incorporated herein by reference.

(d)	(17)
Advisory Fee Waiver and Expense Reimbursement Agreement, dated November 1, 2016, between the Registrant and
Harding Loevner LP (previously filed in Post-Effective Amendment No. 50 to Registrant’s Registration Statement on
Form N-1A), is incorporated herein by reference.

(d)	(18)
Advisory Fee Waiver and Expense Reimbursement Agreement, dated December 19, 2016, between the Registrant and
Harding Loevner LP (previously filed in Post-Effective Amendment No. 50 to Registrant’s Registration Statement on
Form N-1A), is incorporated herein by reference.

(d)	(19)
Advisory Fee Waiver and Expense Reimbursement Agreement, dated February 28, 2017, between the Registrant and
Harding Loevner LP (previously filed in Post-Effective Amendment No. 53 to Registrant’s Registration Statement on
Form N-1A), is incorporated herein by reference.

(d)	(20)
Advisory Fee Waiver and Expense Reimbursement Agreement, dated February 28, 2018, between the Registrant and
Harding Loevner LP (previously filed in Post-Effective Amendment No. 55 to Registrant’s Registration Statement on
Form N-1A), is incorporated herein by reference.

(d)	(21)
Advisory Fee Waiver and Expense Reimbursement Agreement, dated February 28, 2019, between the Registrant and
Harding Loevner LP (previously filed in Post-Effective Amendment No. 58 to Registrant’s Registration Statement on
Form N-1A), is incorporated herein by reference.

(d)	(22)
Advisory Fee Waiver and Expense Reimbursement Agreement, dated February 29, 2020, between the Registrant and
Harding Loevner LP (previously filed in Post-Effective Amendment No. 60 to the Registrant’s Registration Statement on
Form N-1A), is incorporated herein by reference.

(d)	(23)
Advisory Fee Waiver and Expense Reimbursement Agreement, dated July 1, 2020, between the Registrant and Harding
Loevner LP, (previously filed in Post-Effective Amendment No. 62 to Registrant’s Registration Statement on Form N-1A), is
incorporated herein by reference.

(d)	(24)
Advisory Fee Waiver and Expense Reimbursement Agreement, dated November 2, 2020, between the Registrant and
Harding Loevner LP, (previously filed in Post-Effective Amendment No. 63 to the Registrant’s Registration Statement on
Form N-1A), is incorporated herein by reference.

(d)	(25)
Advisory Fee Waiver and Expense Reimbursement Agreement, dated December 16, 2020, between the Registrant and
Harding Loevner LP, (previously filed in Post-Effective Amendment No. 63 to the Registrant’s Registration Statement on
Form N-1A), is incorporated herein by reference.

(d)	(26)
Advisory Fee Waiver and Expense Reimbursement Agreement, dated February 28, 2021, between the Registrant and
Harding Loevner LP, (previously filed in Post-Effective Amendment No. 65 to the Registrant’s Registration Statement on
Form N-1A), is incorporated herein by reference.

(d)	(27)
Advisory Fee Waiver and Expense Reimbursement Agreement, dated July 1, 2021, between the Registrant and Harding
Loevner LP (previously filed in Post-Effective Amendment No. 66 to the Registrant’s Registration Statement on
Form N-1A), is incorporated herein by reference.

(d)	(28)
Advisory Fee Waiver and Expense Reimbursement Agreement, dated February 28, 2022, between the Registrant and
Harding Loevner LP (previously filed in Post-Effective Amendment No. 66 to the Registrant’s Registration Statement on
Form N-1A), is incorporated herein by reference.

(d)	(29)
Advisory Fee Waiver and Expense Reimbursement Agreement, dated July 1, 2022, between the Registrant and Harding
Loevner LP (previously filed in Post-Effective Amendment No. 70 to the Registrant’s Registration Statement on
Form N-1A), is incorporated herein by reference.

(d)	(30)	Advisory Fee Waiver and Expense Reimbursement Agreement, dated September 13, 2022, between the Registrant and Harding Loevner LP, is filed herewith.
(d)	(31)
Advisory Fee Waiver and Expense Reimbursement Agreement with respect to the International Developed Markets Equity
Portfolio, dated [ ], 2022, between the Registrant and Harding Loevner LP, to be filed by amendment.

(e)	(1)	Distribution Agreement, dated January 1, 2008 (previously filed in Post-Effective Amendment No. 22 to the Registrant’s Registration Statement on Form N-1A), is incorporated herein by reference.
(e)	(2)
Amendment, dated May 23, 2008, to Distribution Agreement between the Registrant and Quasar Distributors, LLC
(previously filed in Post-Effective Amendment No. 23 to Registrant’s Registration Statement on Form N-1A), is
incorporated herein by reference.

(e)	(3)
Second Amendment, dated December 17, 2015 to the Distribution Agreement between the Registrant and Quasar
Distributors, LLC (previously filed in Post-Effective Amendment No. 43 to Registrant’s Registration Statement on
Form N-1A), is incorporated herein by reference.

(e)	(4)
Third Amendment, dated December 19, 2016, to the Distribution Agreement between the Registrant and Quasar
Distributors, LLC (previously filed in Post-Effective Amendment No. 50 to Registrant’s Registration Statement on
Form N-1A), is incorporated herein by reference.

(e)	(5)
Fourth Amendment, dated December 13, 2017, to the Distribution Agreement between the Registrant and Quasar
Distributors, LLC (previously filed in Post-Effective Amendment No. 55 to Registrant’s Registration Statement on
Form N-1A), is incorporated herein by reference.

(e)	(6)
Distribution Agreement, dated March 31, 2020, between the Registrant and Quasar Distributors, LLC, (previously filed in
Post-Effective Amendment No. 62 to Registrant’s Registration Statement on Form N-1A), is incorporated herein by reference.

(e)	(7)
First Amendment to the Distribution Agreement, dated March 31, 2020, between the Registrant and Quasar Distributors,
LLC, (previously filed in Post-Effective Amendment No. 63 to Registrant’s Registration Statement on Form N-1A), is
incorporated herein by reference.

(e)	(8)
Distribution Agreement, dated September 30, 2021, between the Registrant and Quasar Distributors, LLC, (previously filed in Post-Effective Amendment No. 66 to Registrant’s Registration Statement on Form N-1A), is incorporated herein by reference.

(e)	(9)
First Amendment, dated as of July 29, 2022, to the Distribution Agreement dated September 30, 2021 between the
Registrant and Quasar Distributors, LLC (previously filed in Post-Effective Amendment No. 71 to Registrant’s Registration
Statement on Form N-1A), is incorporated herein by reference.

(e)	(10)	Second Amendment, dated [ ], 2022, to the Distribution Agreement dated September 30, 2021 between the Registrant and Quasar Distributors, LLC, to be filed by amendment.
(f)		Not applicable.
(g)	(1)
Custody Agreement, dated June 2, 2010, between the Registrant and The Northern Trust Company (previously filed in
Post-Effective Amendment No. 31 to the Registrant’s Registration Statement on Form N-1A), is incorporated herein by reference.

(g)	(2)
Amendment, dated December 17, 2015 to the Custody Agreement dated as of June 2, 2010 between the Registrant and The
Northern Trust Company (previously filed in Post-Effective Amendment No. 43 to Registrant’s Registration Statement on
Form N-1A), is incorporated herein by reference.

(g)	(3)
Second Amendment, dated December 19, 2016 to the Custody Agreement dated as of June 2, 2010 between the Registrant and The Northern Trust Company (previously filed in Post-Effective Amendment No. 50 to Registrant’s Registration
Statement on Form N-1A), is incorporated herein by reference.

(g)	(4)
Third Amendment, dated December 16, 2020 to the Custody Agreement dated as of June 2, 2010 between the Registrant and The Northern Trust Company (previously filed in Post-Effective Amendment No. 63 to Registrant’s Registration
Statement on Form N-1A), is incorporated herein by reference.

(g)	(5)
Amended and Restated Custody Agreement, dated as of December 16, 2020, between the Registrant and The Northern Trust
Company (previously filed in Post-Effective Amendment No. 66 to the Registrant’s Registration Statement on Form N-1A),
is incorporated herein by reference.

(g)	(6)
Amended Schedule A, dated as of July 29, 2022, adding the Emerging Markets ex China Portfolio to the Amended and
Restated Custody Agreement, dated as of December 16, 2020, between the Registrant and The Northern Trust Company
(previously filed in Post-Effective Amendment No. 71 to Registrant’s Registration Statement on Form N-1A), is
incorporated herein by reference.

(g)	(7)
Amended Schedule A, dated as of [ ], 2022, adding the International Developed Markets Equity Portfolio to the Amended
and Restated Custody Agreement, dated as of December 16, 2020, between the Registrant and The Northern Trust
Company, to be filed by amendment.

(h)	(1)
Fund Administration and Accounting Services Agreement, dated June 2, 2010, between the Registrant and The Northern
Trust Company (previously filed in Post-Effective Amendment No. 31 to the Registrant’s Registration Statement on
Form N-1A), is incorporated herein by reference.

(h)	(2)
Amendment dated December 17, 2015, to the Fund Administration and Accounting Services Agreement, dated June 2,
2010, between the Registrant and The Northern Trust Company (previously filed in Post-Effective Amendment No. 43 to
Registrant’s Registration Statement on Form N-1A), is incorporated herein by reference.

(h)	(3)
Second Amendment dated December 19, 2016, to the Fund Administration and Accounting Services Agreement, dated
June 2, 2010, between the Registrant and The Northern Trust Company (previously filed in Post-Effective Amendment No.
50 to Registrant’s Registration Statement on Form N-1A), is incorporated herein by reference.

(h)	(4)
Form of Third Amendment to the Fund Administration and Accounting Services Agreement, dated June 2, 2010, between the Registrant and The Northern Trust Company (previously filed in Post-Effective Amendment No. 57 to Registrant’s
Registration Statement on Form N-1A), is incorporated herein by reference.

(h)	(5)
Fourth Amendment dated December 16, 2020 to the Fund Administration and Accounting Services Agreement, dated
June 2, 2010, between the Registrant and The Northern Trust Company (previously filed in Post-Effective Amendment No.
63 to Registrant’s Registration Statement on Form N-1A), is incorporated herein by reference.

(h)	(6)
Amended Schedule A, dated as of July 29, 2022, adding the Emerging Markets ex China Portfolio to the Fund
Administration and Accounting Services Agreement, dated June 2, 2010, between the Registrant and The Northern Trust
Company (previously filed in Post-Effective Amendment No. 71 to Registrant’s Registration Statement on Form N-1A), is
incorporated herein by reference.

(h)	(7)
Amended Schedule A, dated [ ], 2022, adding the International Developed Markets Equity Portfolio to the Fund
Administration and Accounting Services Agreement, dated June 2, 2010, between the Registrant and The Northern Trust
Company, to be filed by amendment.

(h)	(8)
Transfer Agency and Service Agreement, dated June 2, 2010, between the Registrant and The Northern Trust Company
(previously filed in Post-Effective Amendment No. 31 to the Registrant’s Registration Statement on Form N-1A), is
incorporated herein by reference.

(h)	(9)
Amendment to the Transfer Agency and Service Agreement between The Northern Trust Company and the Registrant, dated as of December 18, 2012 (previously filed in Post-Effective Amendment No. 35 to the Registrant’s Registration Statement
on Form N-1A), is incorporated herein by reference.

(h)	(10)
Second Amendment, dated December 17, 2015, to the Transfer Agency and Service Agreement between the Registrant and
The Northern Trust Company (previously filed in Post-Effective Amendment No. 43 to Registrant’s Registration Statement
on Form N-1A), is incorporated herein by reference.

(h)	(11)
Third Amendment to the Transfer Agency and Service Agreement, dated December 19, 2016, between the Registrant and
The Northern Trust Company (previously filed in Post-Effective Amendment No. 50 to Registrant’s Registration Statement
on Form N-1A), is incorporated herein by reference.

(h)	(12)
Form of Fourth Amendment to the Transfer Agency and Service Agreement between the Registrant and The Northern Trust
Company (previously filed in Post-Effective Amendment No. 57 to Registrant’s Registration Statement on Form N-1A), is
incorporated herein by reference.

(h)	(13)
Fifth Amendment to the Transfer Agency and Service Agreement, dated December 16, 2020, between the Registrant and
The Northern Trust Company (previously filed in Post-Effective Amendment No.63 to Registrant’s Registration Statement
on Form N-1A), is incorporated herein by reference.

(h)	(14)
Amended Schedule A, dated as of July 29, 2022, adding the Emerging Markets ex China Portfolio to the Transfer Agency
and Service Agreement, dated June 2, 2010, between the Registrant and The Northern Trust Company (previously filed in
Post-Effective Amendment No. 71 to Registrant’s Registration Statement on Form N-1A), is incorporated herein by reference.

(h)	(15)
Amended Schedule A, dated [ ], 2022, adding the International Developed Markets Equity Portfolio to the Transfer Agency
and Service Agreement, dated June 2, 2010, between the Registrant and The Northern Trust Company, to be filed by amendment.

(h)	(16)
Principal Financial Officer and Treasurer Services Agreement, dated September 8, 2010, between Registrant and Foreside
Management Services, LLC (previously filed in Post-Effective Amendment No. 31 to the Registrant’s Registration
Statement on Form N-1A), is incorporated herein by reference.

(h)	(17)
Second Amendment, dated as of February 1, 2022, to Principal Financial Officer and Treasurer Services Agreement, dated
September 8, 2010, between Registrant and Foreside Management Services, LLC (previously filed in Post-Effective
Amendment No. 71 to Registrant’s Registration Statement on Form N-1A), is incorporated herein by reference.

(i)		Opinion and Consent of Dechert LLP (previously filed in Post-Effective Amendment No. 71 to Registrant’s Registration Statement on Form N-1A), is incorporated herein by reference.
(j)		Consent of KPMG LLP (previously filed in Post-Effective Amendment No. 71 to Registrant’s Registration Statement on Form N-1A), is incorporated herein by reference.
(k)		None.
(l)	(1)
Share Purchase Agreement, dated October 14, 1996, between Registrant and David R. Loevner for the International Equity
Portfolio (previously filed in Pre-Effective Amendment No.1 to Registrant’s Registration Statement on Form N-1A), is
incorporated herein by reference.

(l)	(2)
Share Purchase Agreement, dated October 14, 1996, between Registrant and David R. Loevner for the Emerging Markets
Portfolio (previously filed in Pre-Effective Amendment No. 1 to Registrant’s Registration Statement on Form N-1A), is
incorporated herein by reference.

(l)	(3)
Share Purchase Agreement, dated October 14, 1996, between Registrant and David R. Loevner for the Global Equity
Portfolio (previously filed in Pre-Effective Amendment No. 1 to Registrant’s Registration Statement on Form N-1A), is
incorporated herein by reference.

(m)	(1)
Amended Plan of Distribution with respect to the Investor Class, dated March 7, 2008, as most recently amended
September 9, 2016 (previously filed in Post-Effective Amendment No. 50 to Registrant’s Registration Statement on
Form N-1A), is incorporated herein by reference.

(m)	(2)
Amended Plan of Distribution with respect to the Investor Class, dated March 7, 2008, as most recently amended March 1,
2019 (previously filed in Post-Effective Amendment No. 58 to Registrant’s Registration Statement on Form N-1A), is
incorporated herein by reference.

(m)	(3)
Shareholder Servicing Agreement, with respect to the Investor Class (previously filed in Post-Effective Amendment No. 23 to Registrant’s Registration Statement on Form N-1A), is incorporated herein by reference.

(m)	(4)
Shareholder Servicing Plan with respect to the Advisor Class, Institutional Class, Institutional II Class and Investor Class,
dated March 22, 2005, as most recently amended March 8, 2013 (previously filed in Post-Effective Amendment No. 37 to
Registrant’s Registration Statement on Form N-1A), is incorporated herein by reference.

(m)	(5)
Amended Appendix A to the Shareholder Servicing Plan, dated December 19, 2016 (previously filed in Post-Effective
Amendment No. 53 to Registrant’s Registration Statement on Form N-1A), is incorporated herein by reference.

(m)	(6)
Shareholder Servicing Plan with respect to the Advisor Class, Institutional Class, Institutional Class II and Investor Class,
dated March 22, 2005, as most recently amended March 1, 2019 (previously filed in Post-Effective Amendment No. 58 to
Registrant’s Registration Statement on Form N-1A), is incorporated herein by reference.

(m)	(7)
Amended Appendix A to the Shareholder Servicing Plan, dated March 1, 2019 (previously filed in Post-Effective
Amendment No. 58 to Registrant’s Registration Statement on Form N-1A), is incorporated herein by reference.

(m)	(8)
Amended Appendix A to the Shareholder Servicing Plan, dated December 16, 2020 (previously filed in Post-Effective
Amendment No. 63 to Registrant’s Registration Statement on Form N-1A), is incorporated herein by reference.

(m)	(9)
Shareholder Servicing Plan with respect to the Investor Class, Advisor Class, Institutional Class, Institutional I Class and
Institutional II Class, dated March 22, 2005, as most recently amended June 10, 2022 (previously filed in Post-Effective
Amendment No. 71 to Registrant’s Registration Statement on Form N-1A), is incorporated herein by reference.

(m)	(10)
Shareholder Servicing Plan with respect to the Investor Class, Advisor Class, Institutional Class, Institutional I Class and
Institutional II Class, dated March 22, 2005, as most recently amended [ ], 2022, to be filed by amendment.

(n)	(1)
Multiple Class Expense Allocation Plan (Rule 18f-3), dated March 22, 2005, as most recently amended December 14, 2016
(previously filed in Post-Effective Amendment No. 53 to Registrant’s Registration Statement on Form N-1A), is
incorporated herein by reference.

(n)	(2)
Multiple Class Expense Allocation Plan (Rule 18f-3), dated March 22, 2005, as most recently amended March 1, 2019
(previously filed in Post-Effective Amendment No. 58 to Registrant’s Registration Statement on Form N-1A), is
incorporated herein by reference.

(n)	(3)
Amended Appendix A Multiple Class Expense Allocation Plan (Rule 18f-3), dated December 16, 2020 (previously filed in
Post-Effective Amendment No. 63 to Registrant’s Registration Statement on Form N-1A), is incorporated herein by reference.

(n)	(4)
Multiple Class Expense Allocation Plan (Rule 18f-3) dated March 22, 2005, as most recently amended June 10, 2022
(previously filed in Post-Effective Amendment No. 71 to Registrant’s Registration Statement on Form N-1A), is
incorporated herein by reference.

(n)	(5)	Multiple Class Expense Allocation Plan (Rule 18f-3) dated March 22, 2005, as amended [ ], 2022, to be filed by amendment.
(o)
Services Agreement, dated July 12, 2010, between the Registrant and Teachers Insurance and Annuity of America
(previously filed in Post-Effective Amendment No. 31 to the Registrant’s Registration Statement on Form N-1A), is
incorporated herein by reference.

(p)	(1)
Code of Ethics of Harding Loevner LP and the Registrant, dated January 9, 2013, (previously filed in Post-Effective
Amendment No. 60 to the Registrant’s Registration Statement on Form N-1A), is incorporated herein by reference.

(q)	(1)
Power of Attorney on behalf of Carolyn N. Ainslie, Jill R. Cuniff, R. Kelly Doherty, Charles W. Freeman, III, Jason Lamin,
David R. Loevner, Alexandra K. Lynn, and Eric Rakowski (previously filed in Post-Effective Amendment No. 65 to
Registrant’s Registration Statement on Form N-1A), is incorporated herein by reference.

Item 29. Persons Controlled by or Under Common Control with the Registrant
None.
Item 30. Indemnification
The Registrant shall indemnify directors, officers, employees and agents of the Registrant against judgments, fines, settlements and expenses to the fullest extent allowed, and in the manner provided, by applicable federal and Maryland law, including Section 17(h) and (i) of the Investment Company Act of 1940. In this regard, the Registrant undertakes to abide by the provisions of Investment Company Act Releases No. 11330 and 7221 until amended or superseded by subsequent interpretation of legislative or judicial action.
Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the “Securities Act”), may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant understands that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by itself is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.
Item 31. Business and Other Connections of the Investment Adviser
Harding Loevner LP (“Harding Loevner”) is a company organized under the laws of the State of Delaware and an investment adviser registered under the Investment Advisers Act of 1940, as amended (the “Advisers Act”).
The list required by this Item 31 of officers and directors of Harding Loevner, together with information as to any other business, profession, vocation or employment of a substantial nature engaged in by such officers and directors during the past two years, is set forth below and is included in Schedules A and D of Form ADV filed by Harding Loevner pursuant to the Advisers Act (SEC File No. 801-36845).
Name	Position(s) with Harding Loevner LP	Other Substantial Business, Profession, Vocation or Employment
Loevner, David R.	Chairman, Chief Executive Officer and a member of the Executive Committee	None
Hallett, Simon	Vice Chairman and a member of the Executive Committee	None

Name	Position(s) with Harding Loevner LP	Other Substantial Business, Profession, Vocation or Employment
Roll, Ferrill D.	Chief Investment Officer, Analyst, Portfolio Manager and a member of the Executive Committee	None
Reiter, Richard T.	President and a member of the Executive Committee	None
Bellish, Aaron J.	Chief Operating Officer and a member of the Executive Committee	None
Simon, Brian D.	General Counsel and Chief Compliance Officer	None
Togneri, Lisa	Chief Financial Officer	None
Karatz, Maura	Chief Administrative Officer and a member of the Executive Committee	None
Item 32. Principal Underwriter
(a) The Registrant’s distributor, Quasar Distributors, LLC (“Quasar”), also acts as principal underwriter for the following investment companies:
American Trust Allegiance Fund, Series of Advisors Series Trust
Capital Advisors Growth Fund, Series of Advisors Series Trust
Chase Growth Fund, Series of Advisors Series Trust
Davidson Multi Cap Equity Fund, Series of Advisors Series Trust
Edgar Lomax Value Fund, Series of Advisors Series Trust
First Sentier American Listed Infrastructure Fund, Series of Advisors Series Trust
First Sentier Global Listed Infrastructure Fund, Series of Advisors Series Trust
Fort Pitt Capital Total Return Fund, Series of Advisors Series Trust
Huber Large Cap Value Fund, Series of Advisors Series Trust
Huber Mid Cap Value Fund, Series of Advisors Series Trust
Huber Select Large Cap Value Fund, Series of Advisors Series Trust
Huber Small Cap Value Fund, Series of Advisors Series Trust
Logan Capital International Fund, Series of Advisors Series Trust
Logan Capital Large Cap Core Fund, Series of Advisors Series Trust
Logan Capital Large Cap Growth Fund , Series of Advisors Series Trust
Logan Capital Small Cap Growth Fund, Series of Advisors Series Trust
O'Shaughnessy Market Leaders Value Fund, Series of Advisors Series Trust
PIA BBB Bond Fund, Series of Advisors Series Trust
PIA High Yield Fund, Series of Advisors Series Trust
PIA High Yield Managed Account Completion Shares (MACS) Fund, Series of Advisors Series Trust
PIA MBS Bond Fund, Series of Advisors Series Trust
PIA Short-Term Securities Fund, Series of Advisors Series Trust
Poplar Forest Cornerstone Fund, Series of Advisors Series Trust
Poplar Forest Partners Fund, Series of Advisors Series Trust
Pzena Emerging Markets Value Fund, Series of Advisors Series Trust
Pzena International Small Cap Value Fund, Series of Advisors Series Trust
Pzena Mid Cap Value Fund, Series of Advisors Series Trust
Pzena Small Cap Value Fund, Series of Advisors Series Trust
Scharf Alpha Opportunity Fund, Series of Advisors Series Trust
Scharf Fund, Series of Advisors Series Trust
Scharf Global Opportunity Fund, Series of Advisors Series Trust
Scharf Multi-Asset Opportunity Fund, Series of Advisors Series Trust
Semper MBS Total Return Fund, Series of Advisors Series Trust
Semper Short Duration Fund, Series of Advisors Series Trust
Shenkman Capital Floating Rate High Income Fund, Series of Advisors Series Trust
Shenkman Capital Short Duration High
Income Fund, Series of Advisors Series Trust
VegTech Plant-based Innovation & Climate ETF, Series of Advisors Series Trust
The Aegis Funds
Allied Asset Advisors Funds
Angel Oak Funds Trust
Angel Oak Strategic Credit Fund
Barrett Opportunity Fund, Inc.
Bridges Investment Fund, Inc.
Brookfield Investment Funds
Buffalo Funds
Cushing® Mutual Funds Trust
DoubleLine Funds Trust
EA Series Trust (f/k/a Alpha Architect ETF Trust)
Ecofin Tax-Advantaged Social Impact Fund, Inc. (f/k/a Tortoise Tax-Advantaged Social Infrastructure Fund, Inc.)
AAM Low Duration Preferred and Income Securities ETF, Series of ETF Series Solutions
AAM S&P 500 Emerging Markets High Dividend Value ETF, Series of ETF Series Solutions
AAM S&P 500 High Dividend Value ETF, Series of ETF Series Solutions
AAM S&P Developed Markets High Dividend Value ETF, Series of ETF Series Solutions
AAM Bahl & Gaynor Small/Mid Cap Income Growth ETF, Series of ETF Series Solutions
AAM Transformers ETF, Series of ETF Series Solutions
The Acquirers Fund, Series of ETF Series

Solutions
AI Powered International Equity ETF, Series of ETF Series Solutions
AlphaClone Alternative Alpha ETF, Series of ETF Series Solutions
AlphaMark Actively Managed Small Cap ETF, Series of ETF Series Solutions
Aptus Collared Income Opportunity ETF, Series of ETF Series Solutions
Aptus Defined Risk ETF, Series of ETF Series Solutions
Aptus Drawdown Managed Equity ETF, Series of ETF Series Solutions
Aptus Enhanced Yield ETF, Series of ETF Series Solutions
Carbon Strategy ETF, Series of ETF Series Solutions
Blue Horizon BNE ETF, Series of ETF Series Solutions
ClearShares OCIO ETF, Series of ETF Series Solutions
ClearShares Piton Intermediate Fixed Income Fund, Series of ETF Series Solutions
ClearShares Ultra-Short Maturity ETF, Series of ETF Series Solutions
Roundhill Acquirers Deep Value ETF, Series of ETF Series Solutions
Distillate International Fundamental Stability & Value ETF, Series of ETF Series Solutions
Distillate US Fundamental Stability & Value ETF, Series of ETF Series Solutions
ETFB Green SRI REITs ETF, Series of ETF Series Solutions
Hoya Capital Housing ETF, Series of ETF Series Solutions
Hoya Capital High Dividend Yield ETF, Series of ETF Series Solutions
iBET Sport Betting & Gaming ETF, Series of ETF Series Solutions
International Drawdown Managed Equity ETF, Series of ETF Series Solutions
LHA Market State Alpha Seeker ETF, Series of ETF Series Solutions
LHA Market State Tactical Beta ETF, Series of ETF Series Solutions
LHA Market State Tactical Beta Q ETF, Series of ETF Series Solutions
Loncar Cancer Immunotherapy ETF, Series of ETF Series Solutions
Loncar China BioPharma ETF, Series of ETF Series Solutions
McElhenny Sheffield Managed Risk ETF, Series of ETF Series Solutions
Nationwide Dow Jones® Risk-Managed Income ETF, Series of ETF Series Solutions
Nationwide Nasdaq-100 Risk-Managed
Income ETF, Series of ETF Series Solutions
Nationwide Russell 2000® Risk-Managed Income ETF, Series of ETF Series Solutions
Nationwide S&P 500® Risk-Managed Income ETF, Series of ETF Series Solutions
NETLease Corporate Real Estate ETF, Series of ETF Series Solutions
Opus Small Cap Value ETF, Series of ETF Series Solutions
Premise Capital Diversified Tactical ETF, Series of ETF Series Solutions
PSYK ETF, Series of ETF Series Solutions
U.S. Global GO GOLD and Precious Metal Miners ETF, Series of ETF Series Solutions
U.S. Global JETS ETF, Series of ETF Series Solutions
U.S. Global Sea to Sky Cargo ETF, Series of ETF Series Solutions
U.S. Vegan Climate ETF, Series of ETF Series Solutions
Volshares Large Cap ETF, Series of ETF Series Solutions
First American Funds, Inc.
FundX Investment Trust
The Glenmede Fund, Inc.
The Glenmede Portfolios
The GoodHaven Funds Trust
Greenspring Fund, Incorporated
Harding, Loevner Funds, Inc.
Hennessy Funds Trust
Horizon Funds
Hotchkis & Wiley Funds
Intrepid Capital Management Funds Trust
Jacob Funds Inc.
The Jensen Quality Growth Fund Inc.
Kirr, Marbach Partners Funds, Inc.
AAF First Priority CLO Bond ETF, Series of Listed Funds Trust
Core Alternative ETF, Series of Listed Funds Trust
Wahed Dow Jones Islamic World ETF, Series of Listed Funds Trust
Wahed FTSE USA Shariah ETF, Series of Listed Funds Trust
LKCM Funds
LoCorr Investment Trust
Lord Asset Management Trust
MainGate Trust
ATAC Rotation Fund, Series of Managed Portfolio Series
Cove Street Capital Small Cap Value Fund, Series of Managed Portfolio Series
Ecofin Digital Payments Infrastructure Fund, Series of Managed Portfolio Series
Ecofin Global Energy Transition Fund,
Series of Managed Portfolio Series
Ecofin Global Renewables Infrastructure Fund, Series of Managed Portfolio Series
Ecofin Global Water ESG Fund, Series of Managed Portfolio Series
Ecofin Sustainable Water Fund, Series of Managed Portfolio Series
Great Lakes Disciplined Equity Fund, Series of Managed Portfolio Series
Great Lakes Large Cap Value Fund, Series of Managed Portfolio Series
Great Lakes Small Cap Opportunity Fund, Series of Managed Portfolio Series
Jackson Square Global Growth Fund, Series of Managed Portfolio Series
Jackson Square International Growth Fund, Series of Managed Portfolio Series
Jackson Square Large-Cap Growth Fund, Series of Managed Portfolio Series
Jackson Square SMID-Cap Growth Fund, Series of Managed Portfolio Series
Kensington Active Advantage Fund, Series of Managed Portfolio Series
LK Balanced Fund, Series of Managed Portfolio Series
Muhlenkamp Fund, Series of Managed Portfolio Series
Nuance Concentrated Value Fund, Series of Managed Portfolio Series
Nuance Concentrated Value Long-Short Fund, Series of Managed Portfolio Series
Nuance Mid Cap Value Fund, Series of Managed Portfolio Series
Port Street Quality Growth Fund, Series of Managed Portfolio Series
Principal Street High Income Municipal Fund, Series of Managed Portfolio Series
Principal Street Short Term Municipal Fund, Series of Managed Portfolio Series
Reinhart Genesis PMV Fund, Series of Managed Portfolio Series
Reinhart International PMV Fund, Series of Managed Portfolio Series
Reinhart Mid Cap PMV Fund, Series of Managed Portfolio Series
Tortoise MLP & Energy Income Fund, Series of Managed Portfolio Series
Tortoise MLP & Pipeline Fund, Series of Managed Portfolio Series
Tortoise North American Pipeline Fund, Series of Managed Portfolio Series
V-Shares MSCI World ESG Materiality and Carbo Transition ETF, Series of Managed Portfolio Series
V-Shares US Leadership Diversity ETF, Series of Managed Portfolio Series
Argent Small Cap Fund, Series of Manager Directed Portfolios
Greenspring Income Opportunities Fund,

Series of Manager Directed Portfolios
Hood River International Opportunity Fund, Series of Manager Directed Portfolios
Hood River Small-Cap Growth Fund, Series of Manager Directed Portfolios
Vert Global Sustainable Real Estate Fund, Series of Manager Directed Portfolios
Matrix Advisors Funds Trust
Matrix Advisors Value Fund, Inc.
Monetta Trust
Nicholas Equity Income Fund, Inc.
Nicholas Fund, Inc.
Nicholas II, Inc.
Nicholas Limited Edition, Inc.
Permanent Portfolio Family of Funds
Perritt Funds, Inc.
Procure ETF Trust II
Professionally Managed Portfolios
Prospector Funds, Inc.
Provident Mutual Funds, Inc.
Abbey Capital Futures Strategy Fund, Series of The RBB Fund, Inc.
Abbey Capital Multi-Asset Fund, Series of The RBB Fund, Inc.
Adara Smaller Companies Fund, Series of The RBB Fund, Inc.
Aquarius International Fund, Series of The RBB Fund, Inc.
SGI Small Cap Core Fund, Series of The RBB Fund, Inc.
Boston Partners All Cap Value Fund, Series of The RBB Fund, Inc.
Boston Partners Emerging Markets Fund, Series of The RBB Fund, Inc.
Boston Partners Emerging Markets Long/Short Fund, Series of The RBB Fund, Inc.
Boston Partners Global Equity Fund, Series of The RBB Fund, Inc.
Boston Partners Global Long/Short Fund, Series of The RBB Fund, Inc.
Boston Partners Global Sustainability Fund, Series of The RBB Fund, Inc.
Boston Partners Long/Short Equity Fund, Series of The RBB Fund, Inc.
Boston Partners Long/Short Research Fund, Series of The RBB Fund, Inc.
Boston Partners Small Cap Value II Fund, Series of The RBB Fund, Inc.
Campbell Systematic Macro Fund, Series of The RBB Fund, Inc.
Motley Fool 100 Index ETF, Series of The RBB Fund, Inc.
Motley Fool Capital Efficiency 100 Index ETF, Series of The RBB Fund, Inc.
Motley Fool Global Opportunities ETF, Series of The RBB Fund, Inc.
Motley Fool Mid-Cap Growth ETF, Series of The RBB Fund, Inc.
Motley Fool Next Index ETF, Series of The RBB Fund, Inc.
Motley Fool Small-Cap Growth ETF, Series of The RBB Fund, Inc.
Optima Strategic Credit Fund, Series of The RBB Fund, Inc.
SGI Global Equity Fund, Series of The RBB Fund, Inc.
SGI Peak Growth Fund, Series of The RBB Fund, Inc.
SGI Prudent Growth Fund, Series of The RBB Fund, Inc.
SGI U.S. Large Cap Equity Fund, Series of The RBB Fund, Inc.
SGI U.S. Large Cap Equity VI Portfolio, Series of The RBB Fund, Inc.
SGI U.S. Small Cap Equity Fund, Series of The RBB Fund, Inc.
WPG Partners Select Small Cap Value Fund, Series of The RBB Fund, Inc.
WPG Partners Small/Micro Cap Value Fund, Series of The RBB Fund, Inc.
RBC Funds Trust
Series Portfolios Trust
Thompson IM Funds, Inc.
TrimTabs ETF Trust
Trust for Advised Portfolios
Barrett Growth Fund, Series of Trust for Professional Managers
Bright Rock Mid Cap Growth Fund, Series of Trust for Professional Managers
Bright Rock Quality Large Cap Fund, Series of Trust for Professional Managers
CrossingBridge Low Duration High Yield Fund, Series of Trust for Professional Managers
CrossingBridge Responsible Credit Fund, Series of Trust for Professional Managers
CrossingBridge Ultra-Short Duration Fund, Series of Trust for Professional Managers
Dearborn Partners Rising Dividend Fund, Series of Trust for Professional Managers
Jensen Global Quality Growth Fund, Series of Trust for Professional Managers
Jensen Quality Value Fund, Series of Trust for Professional Managers
Rockefeller Climate Solutions Fund, Series of Trust for Professional Managers
Rockefeller Core Taxable Bond Fund, Series of Trust for Professional Managers
Rockefeller Equity Allocation Fund, Series of Trust for Professional Managers
Rockefeller Intermediate Tax Exempt National Bond Fund, Series of Trust for Professional Managers
Rockefeller Intermediate Tax Exempt New York Bond Fund, Series of Trust for Professional Managers
Terra Firma US Concentrated Realty Fund, Series of Trust for Professional Managers
USQ Core Real Estate Fund
Wall Street EWM Funds Trust
Wisconsin Capital Funds, Inc.
(b) The following are the Officers and Managers of the Distributor, the Registrant’s underwriter. The Distributor’s main business address is 111 E. Kilbourn Ave., Suite 2200, Milwaukee, WI 53202.
Name	Address	Position with Underwriter	Position with Registrant
Teresa Cowan	111 E. Kilbourn Ave., Suite 2200 Milwaukee, WI 53202	President/Manager	None
Chris Lanza	Three Canal Plaza, Suite 100 Portland, ME 04101	Vice President	None
Mark A. Fairbanks	Three Canal Plaza, Suite 100 Portland, ME 04101	Vice President	None
Jennifer A. Brunner	111 E. Kilbourn Ave., Suite 2200 Milwaukee, WI 53202	Vice President and Chief Compliance Officer	None
Kelly B. Whetstone	Three Canal Plaza, Suite 100 Portland, ME 04101	Secretary	None

Name	Address	Position with Underwriter	Position with Registrant
Susan L. LaFond	111 E. Kilbourn Ave., Suite 2200 Milwaukee, WI 53202	Vice President/Co-Chief Compliance Officer/Treasurer	None
(c) Not applicable.
Item 33. Location of Accounts and Records
The location of accounts and records was provided in the most recent report on Form N-CEN filed by the Registrant.
Item 34. Management Services
Not applicable.
Item 35. Undertakings.
Not applicable.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, as amended (the “Securities Act”), and the Investment Company Act of 1940, as amended, the Registrant certifies that it meets all of the requirements for effectiveness of this Registration Statement under Rule 485(b) under the Securities Act and has duly caused this Post-Effective Amendment No. 72 to this Registration Statement to be signed on its behalf by the undersigned, duly authorized, in the City of Seattle, State of Washington, on the 13th day of September, 2022.
HARDING, LOEVNER FUNDS, INC.
By:	/s/ Richard T. Reiter Richard T. Reiter, President
Pursuant to the requirements of the Securities Act, this Post-Effective Amendment No. 72 to the Registrant’s Registration Statement has been signed below by the following persons in the capacities and on the date indicated.
Signature	Title	Date
* David R. Loevner David R. Loevner	Director	September 13, 2022
* Carolyn N. Ainslie Carolyn N. Ainslie	Director	September 13, 2022
* Alexandra K. Lynn Alexandra K. Lynn	Director	September 13, 2022
* Jill R. Cuniff Jill R. Cuniff	Director	September 13, 2022
* Jason Lamin Jason Lamin	Director	September 13, 2022
* R. Kelly Doherty R. Kelly Doherty	Director	September 13, 2022
* Charles W. Freeman III Charles W. Freeman III	Director	September 13, 2022
* Eric Rakowski Eric Rakowski	Director	September 13, 2022
/s/ Richard T. Reiter Richard T. Reiter	President (Principal Executive Officer)	September 13, 2022
/s/ Tracy L. Dotolo Tracy L. Dotolo	Chief Financial Officer and Treasurer (Principal Financial Officer)	September 13, 2022
/s/ Marcia Y. Lucas Marcia Y. Lucas * Attorney-in-Fact Dated: September 13, 2022

*
As Attorney-in-Fact pursuant to Powers of Attorney previously filed in Post-Effective Amendment No. 65 to the Registrant’s Registration Statement on Form N-1A.

HARDING, LOEVNER FUNDS, INC.
EXHIBIT INDEX
No.	Exhibit
(d)(13)	Investment Advisory Agreement, dated September 13, 2022, between the Registrant, on behalf of the Emerging Markets ex China Portfolio, and Harding Loevner LP
(d)(30)	Advisory Fee Waiver and Expense Reimbursement Agreement, dated September 13, 2022, between the Registrant and Harding Loevner LP